Exhibit 16.1
March 27, 2009
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read Item 4.01 of Form 8-K dated March 27, 2009, of Sovereign Bancorp, Inc. and are in agreement with the statements contained in the 3rd, 4th and 5th paragraphs on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP